EXHIBIT 10.12


                     EXECUTIVE EMPLOYMENT AGREEMENT


      This Employment Agreement ("Agreement") is made and entered into this 6th day of August, 1999 by and among Sky Financial Group, Inc., an Ohio corporation ("Sky") and Thomas J. O'Shane (the "Executive").

1.    Recitals

      (a) On July 18, 1995 the Executive entered into an Agreement ("Change in Control Agreement") with First Western Bancorp, Inc. ("First Western").

      (b) On December 14, 1998 Sky and First Western entered into an Agreement and Plan of Merger ("Merger Agreement").

      (c) Pursuant to Section 6.26 of the Merger Agreement, the Executive has received or will receive all amounts due to him under the Change in Control Agreement and wishes to enter into this Agreement with Sky.

      (d) In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Executive and Sky have entered into this Agreement.

2.    Term of Employment

      Except as otherwise provided in this Agreement, Sky agrees to employ Executive and Executive agrees to be employed by Sky for a period of ten (10) years commencing on the closing date of the Merger Agreement ("Term of Employment").

3.    Nature of Duties

      (a) The Executive agrees to serve Sky during the Term of Employment. The Executive agrees (i) to devote his full business time during normal business hours to the business and affairs of Sky (except as otherwise provided herein) (ii) to use his best efforts to promote the interests of Sky and (iii) to perform faithfully and efficiently the responsibilities assigned to him in accordance with the terms of this Agreement. The Executive shall report directly to the Chief Executive Officer or Chief Operating Officer of Sky (as designated by Sky from time to time), and shall have such responsibilities, consistent with his office, as may from time be prescribed by such officer.

      (b) Sky agrees that it will not (i) assign to the Executive duties inconsistent with the duties attendant with his position, or (ii) change his reporting responsibilities, titles or offices as currently in effect, or (iii) remove him from, or fail to include his name on the management-endorsed slate of directors for, any of such positions, except in connection with the termination of his employment for Cause, Disability or Retirement or as a result of his death or voluntary termination.

      (c) Sky shall cause its Executive Committee to nominate the Executive for election to the Sky Board of Directors ("Sky Board") and the Sky Executive Committee.

4.    Place of Employment

      Unless otherwise specified by Sky from time to time, the Executive's place of employment shall be at First Western's former Executive Offices located in New Castle, Pennsylvania ("New Castle"). If Sky wishes to relocate the Executive to an area at least thirty-five (35) miles outside of New Castle, Sky will pay (or reimburse) all reasonable moving expenses incurred by the Executive relating to a change of principal residence in connection with such relocation. Upon such relocation, Sky will purchase the Executive's current residence at a price equal to its fair market value if the Executive fails to sell such residence within 90 days of relocation. Notwithstanding the foregoing, Sky's moving expense and residence purchase obligations under this
Section 4 shall terminate three (3) years after the date of this Agreement, and thereafter, Executive shall be entitled to the benefits contained in Sky's Executive Relocation Benefit Plan.

5.    Compensation

      (a) Base Salary. During the Term of Employment, the Executive shall receive an annual base salary (the "Base Salary"), payable in accordance with Sky's normal payroll practices, at an annual rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00). The Base Salary may be increased or decreased at any time and from time to time by action of the Sky Board; provided, that the Base Salary shall never be decreased below an annual rate equal to Two Hundred Seventy-Five Thousand Dollars ($275,000.00).

      (b) Bonuses. During the Term of Employment, the Executive shall have an opportunity to receive an annual bonus ("Bonus") of at least 50% of Base Salary within 60 calendar days following the end of each fiscal year based upon performance in accordance with either the Sky incentive compensation plan or as the Sky Board determines for Executive from time to time.

      (c) Annual Salary. Collectively, the Base Salary and Bonus shall be referred to as "Annual Salary".

      (d) Stock Options. Upon the closing of the Merger Agreement, Sky shall use its best efforts to cause the Executive to be awarded stock options for 25,000 shares of Sky common stock pursuant and subject to Sky's 1998 Stock Option Plan for Employees.


6. Benefit Plans. Sky shall provide the Executive the following benefits as provided herein.

      (a) During the term of this Agreement, the Executive shall be entitled to participate, if eligible, in all employee benefit plans which are generally afforded by Sky to its executive employees from time to time ("Benefit Plans"). As provided in the Merger Agreement for the benefit of all employees, the Executive shall be credited with years of First Western (or predecessor) service for purposes of eligibility and vesting in the Benefit Plans.

      (b) Notwithstanding paragraph (a) above, the Executive shall be entitled to the following perquisites during the term of this Agreement:

            (i) Sky shall cause the car previously owned by First Western and used by the Executive, to be transferred to the Executive.

            (ii) Sky shall pay the following club dues and assessments on behalf of the Executive: Oakmont Country Club, Laurel Valley Country Club.

7.    Noncompetition, Nonsolicitation and Nondisclosure

      (a) The Executive agrees that during the period in which the Executive is employed by Sky and for two years thereafter the Executive shall not, without the prior written consent of Sky either directly or indirectly, solicit, attempt to solicit, take away, attempt to take away, or otherwise interfere with Sky's relationship with any customer (including any customer in Sky's data base), or Qualified Prospective Customer or otherwise compete with Sky with respect to any customer or Qualified Prospective Customer. For purposes of this Agreement, the term "Qualified Prospective Customer" shall mean any person, organization or other entity that (i) is reflected on Sky's prospective customer mailing list or (ii) has been contacted by Sky as part of its marketing or sales efforts at any time during the five year period prior to the termination of Executive's employment with Sky. For purposes of this
Section 7, the term "Sky" shall mean Sky Financial Group, Inc. and all of its subsidiaries and affiliates.

      During the period in which the Executive is employed by Sky, and for a period of two years thereafter the Executive will not in the Geographical Area (as hereafter defined), without Sky's prior written consent, directly or indirectly engage in, make any investment in or have any interest in any business in competition with the business of Sky; and the Executive will not advise, assist or render services, or refer customers, either directly or indirectly, to any person, firm, company, corporation or business (other than Sky) with reference to any business in competition with the business engaged in by Sky during the Executive's employment by Sky. Notwithstanding the foregoing, the Executive may own less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of any publicly-held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

      Notwithstanding the foregoing, if the Executive voluntarily terminates his employment with Sky after the third year of the Term of Employment, other than for Good Reason, Retirement or Disability, then the restrictions contained in this Section 7(a) shall apply for the original Term of Employment unless the Executive voluntarily waives his rights to all continued Base Salary payments under Section 12A(iii) hereof, but in no event shall the restrictions in
Section 7(a) apply for less than two years after the date of the Executive's voluntary termination of employment.

      As used herein, the term "Geographical Area" means the geographical areas consisting of a fifty (50) mile radius of each of Sky's customer service facilities in operation during the period in which the Executive is employed by Sky and, upon the Executive's termination of employment such customer service facilities in operation at the time of such employment termination.

      (b) The Executive agrees that he shall not at any time (whether during or after the Executive's termination of employment with Sky), without the prior written consent of Sky, either directly or indirectly (i) solicit (or attempt to solicit) induce, (or attempt to induce), cause or facilitate any employee, director, agent, consultant, independent contractor, representative or associate of Sky to terminate his, her or its relationship with Sky, or (ii) solicit (or attempt to solicit) induce (or attempt to induce), cause or facilitate any supplier of services or products to Sky to terminate or change his, her or its relationship with Sky, or otherwise interfere with any relationship between Sky's suppliers of products or services.

      (c) The Executive agrees that he shall not at any time (whether during or after the period of his employment with Sky) directly or indirectly copy, disseminate or use, for the Executive's personal benefit or the benefit of any third party, any Confidential Information, regardless of how such Confidential Information may have been acquired, except for the disclosure of such Confidential Information as may be (i) in keeping with the performance of the Executive's employment duties with Sky, (ii) as required by law, or (iii) as authorized in writing by either the Chief Executive Officer or Chief Operating Officer of Sky. For purposes of this Agreement, the term "Confidential Information" shall mean all information or knowledge belonging to, used by, or which is in the possession of Sky relating to the Sky's business, business plans, strategies, pricing, sales methods, customers or Qualified Prospective Customers (including, without limitation, the names, addresses or telephone numbers of such customers or Qualified Prospective Customers), technology, programs, finances, costs, employees (including, without limitation, the names, addresses or telephone numbers of any employees), employee compensation rates or policies, marketing plans, development plans, computer programs, computer systems, inventions, developments, trade secrets, know how or confidences of the Sky or Sky's business, without regard to whether any of such Confidential Information may be deemed confidential or material to any third party, and Sky and the Executive hereby stipulate to the confidentiality and materiality of all such Confidential Information. The Executive acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of Sky, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. The Executive agrees that upon the termination of the Executive's employment with Sky for any reason, the Executive will return promptly to Sky all memoranda, notes, records, reports, manuals, pricing lists, prints and other documents (and all copies thereof) relating to Sky's business which he may then possess or have with the Executive's control, regardless of whether any such documents constitute Confidential Information. The Executive further agrees that he shall forward to Sky all Confidential Information which at any time (including after the period of his employment with Sky) should come into the Executive's possession or the possession of any other person, firm or entity with which the Executive is affiliated in any capacity.

8.    Termination for Cause

      Sky may terminate Executive's employment for Cause. For purposes of this Agreement, Sky shall have "Cause" to terminate Executive's employment hereunder upon (A) the willful and continued failure by Executive to substantially perform his duties to the detriment of Sky (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Sky Board which specifically identifies the manner in which the Sky Board believes that Executive has not substantially performed his duties to Sky's detriment, or (B) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to Sky. For purposes of this Section 8, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of Sky. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Sky Board at a meeting of the Sky Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive together with his counsel, to be heard before the Sky Board), of finding that in the good faith opinion of the Sky Board, Executive was guilty of conduct set forth above in Clauses (A) or
(B) of the first sentence of this Section 8 and specifying the particulars thereof in detail.

9.    Termination for Death or Disability

      (a) Sky may terminate this Agreement on account of the Executive's death, or for "Disability" if the Executive is "Disabled". For purposes of this Agreement, the Executive shall be considered Disabled only if, as a result of his incapacity due to physical or mental illness, he shall have been absent from his duties with Sky on a full-time basis for 180 consecutive days and a physician selected by him and approved by the Board is of the opinion that (i) he is suffering from "Total Disability" as defined in Sky's pension plan and
(ii) within thirty (30) days after written Notice of Termination is given, he shall not have returned to the full-time performance of his duties.

      (b) If this Agreement terminates on account of the Executive's death, Sky shall pay to the Executive's designated beneficiary or otherwise to his estate, a monthly salary for a period of two years equal to the Executive's monthly portion of the Annual Salary then in effect. In addition, subject to the terms of the Benefit Plans, until the date the Executive would have attained normal retirement age of 65, insurance and health care benefits shall be provided to Executive's spouse equivalent to the benefits to which the Executive was entitled immediately preceding his death.

      (c) If Sky terminates this Agreement because the Executive is Disabled the payment of the Executive's Annual Salary shall cease, and the Executive's benefits shall be determined in accordance with Sky's Long-Term Disability Insurance Plan, or substitute plan then in effect.

      (d) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive his Annual Salary then in effect until this Agreement is terminated pursuant to Section 9(a) hereof.

10.   Termination Upon Retirement

      This Agreement will terminate upon the Executive's Retirement. For purposes of this Agreement, "Retirement" shall mean termination of the Executive's employment with his consent in accordance with Sky's retirement policy (including early retirement) generally applicable to its salaried employees or in accordance with any retirement arrangement established with the Executive's consent with respect to him.

11.   Termination of Employment by the Executive for Good Reason

      The Executive may terminate his employment for "Good Reason." For purposes of this Agreement, Good Reason will exist if any one or both of the following occur:


      (a) Sky's failure to honor any of its obligations under Sections 3, 4, 5, 6, or 16, but only if Sky is first given written notice specifying the nature of the breach and Sky failed or refused to remedy such breach within a period of thirty (30) days after the receipt of such notice; or

      (b) Any purported termination of the Executive's employment (other than termination by death or Retirement) that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 17 below and, for purposes of this Agreement, no such purported termination shall be effective.

12.   Compensation Upon Termination Without Cause or for Good Reason

      (a) If Sky shall terminate the Executive's employment without Cause (that is, terminated for other than for Retirement, death, Disability or Cause) or if the Executive shall terminate his employment for Good Reason pursuant to
Section 11 hereof, then Sky shall pay to the Executive in a lump sum (except as provided in Section 12(a)(iii) below) on the thirtieth (30th) day following the Date of Termination (as hereafter defined), the following amounts:

            (i) The Executive's Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination (as hereafter defined) is given and the Executive's Bonus accrued through the Date of Termination as determined by the Sky Board;

            (ii) The amount, if any, of the deferred portion of any awards which pursuant to the Benefit Plans, have accrued to Executive whether vested or unvested, but which have not yet been paid to Executive;

            (iii) The amount equal to the sum of (A) the Executive's Base Salary and (B) the average of the prior two (2) Bonuses, payable at the times specified in Sections 5(a) and 5(b) hereof, for the remainder of the original Term of Employment (with such Base Salary and Bonus prorated for any partial year) (collectively, the "Remainder"). Sky shall have the option to pay the Remainder in a present value lump sum using a discount rate of 8% per annum; and

            (iv) Sky shall also pay all reasonable legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination, in seeking to obtain or enforce any right or benefit provided by this Agreement, or in interpreting this Agreement).

12A.
    Compensation Upon Termination By Executive Without Good Reason After Year 3

      If the Executive shall voluntarily terminate his employment with Sky after the third (3rd) year of the Term of Employment without Good Reason, then Sky shall pay to the Executive in a lump sum (except as provided in Section 12A(iii) below) on the thirtieth (30th) day following the date of termination (as hereafter defined), the following amounts:

            (i) The Executive's Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination (as hereafter defined) is given and the Executive's Bonus accrued through the Date of Termination as determined by the Sky Board;

            (ii) The amount, if any, of the deferred portion of any awards which pursuant to the Benefit Plans, have accrued to Executive whether vested or unvested, but which have not yet been paid to Executive; and

            (iii) Unless the Executive has waived his rights thereto pursuant to Section 7(a) hereof, the amount equal to Executive's Base Salary payable at the times specified in Section 5(a) for the remainder of the original Term of Employment. Sky shall have the option to pay such amount in a present value lump sum using a discount rate of 8% per annum.

13.   Benefit Plans After Termination

      (a) Unless the Executive is terminated for Cause, Sky shall, to the extent permitted by applicable law, permit the Executive to continue to participate in Sky's group health plan until the earlier of (i) the expiration of the original Term of Employment; or (ii) such time as Executive secures new full time employment and group health plan benefits pursuant to that employment have commenced, provided that continued participation is possible under the general terms and provisions of Sky's group health plan.

      (b) If the Executive is terminated for Cause, Sky shall, to the extent permitted by applicable law, permit the Executive to continue to participate in Sky's group health plan for one (1) year after the Date of Termination.

      (c) In the event that participation in Sky's group health plan is barred or prohibited, Sky shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plan.

      (d) At the end of the period of coverage, Executive shall have the option to have assigned to him at no cost with no apportionment of prepaid premiums, any assignable insurance policy owned by Sky and relating specifically to him.

      (e) Upon termination of the Executive's employment with Sky for any reason, Sky shall, at the Executive's request, provide the Executive financing for outstanding stock options on mutually agreeable terms and in compliance with Federal Reserve Regulation O, as amended (12 C.F.R. Part 215).

14.   Optional Right of Disclaimer

      It is recognized that under certain circumstances:

      (a) Payments or benefits provided to the Executive under this Agreement and/or under the Benefit Plans might give rise to an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereof (the "Code");

      (b) It might be beneficial to the Executive to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thus avoid the imposition of an excise tax resulting therefrom;

      (c) Under such circumstances it would not be to the disadvantage of Sky to permit the Executive to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom.


      Accordingly it is agreed that the Executive may at the Executive's option, exercisable at any time or from time to time, disclaim his entitlement to any portion of the payments or benefits arising under this Agreement and/or under any Benefit Plans, which would constitute "excess parachute payments," and it shall be the Executive's choice as to which payment or benefits shall be so surrendered, if and to the extent that the Executive exercises such option, so as to avoid "excess parachute payments."

15.   Mitigation

      In the event Sky terminates the Executive's employment before the expiration of the Term of Employment (other than for Cause, death, Disability or Retirement), the Executive shall not be required to mitigate any damages by seeking other employment nor shall any payment provided for in this Agreement be reduced by any compensation earned by the Executive.

16.   Successors; Binding Agreement

      Sky will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Sky, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Sky would be required to perform it if no such succession had taken place. Failure of Sky to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Sky in the same amount and on the same terms as would apply if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Sky" shall mean Sky as hereinbefore defined and any successors to the business and/or assets as aforesaid that executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate, subject to the provisions under Section 9(b) of this Agreement with respect to termination of employment on account of the Executive's death.

17.   Notice of Termination; Date of Termination

      (a) Any termination of the Executive's employment (other than termination by death or Retirement) by Sky or the Executive shall be communicated by written notice of termination to the other party thereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicate.




      (b)   "Date of Termination" shall mean:

            (i) If the Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period),

            (ii) If the Executive's employment is terminated for Good Reason, the date specified in the Notice of Termination, and

            (iii) If the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

18.   Notices

      Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received, after being mailed by United States registered mail, return receipt requested, postage prepaid, provided that all notices to Sky shall be directed to the attention of the Secretary of Sky, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.   Miscellaneous

      No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and on behalf of Sky, such officer as may be specifically
designated by the Sky Board.   No waiver by either party hereto at any time of
any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

20.   Entire Agreement

      This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.
This Agreement supersedes and replaces any and all employment agreement and agreements providing for payments for services between the Executive and First Western, including but not limited to the Change in Control Agreement (it being understood that Executive shall be paid under the Change in Control Agreement on the closing date of the Merger), all of which are terminated upon the Executive's execution of this Agreement.

21.   Validity

      The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22.   Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.   Arbitration

      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cleveland, Ohio in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by Sky. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, Sky will continue to pay the Executive his full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary and incentive pay) and continue him as a participant in all Benefit Plans in which he was then participating, until the dispute is finally resolved. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

      The parties have executed this Agreement or caused it to be executed by their duly authorized officers on and as of the date first above written.

SKY FINANCIAL GROUP, INC.

By:  /s/ Sky Financial Group, Inc.

Its:


/s/ Thomas J. O'Shane

THOMAS J. O'SHANE


Dated:  August 6, 1999